Exhibit 5.1

Thacher Proffitt & Wood LLP
1700 Pennsylvania Avenue., NW
Suite 800
Washington, DC 20006
202.374.8400

Fax: 202.626.1930
www.tpw.com

March 20, 2007

New Hampshire Thrift Bancshares, Inc.

9 Main Street

PO Box 9

Newport, New Hampshire 03773-0009

Dear Ladies and Gentlemen:

We have acted as special counsel to New Hampshire Thrift Bancshares, Inc., a Delaware corporation (the “Company”), in connection with the proposed registration under the Securities Act of 1933, as amended, by the Company of an aggregate of up to 1,131,293 shares of common stock, par value $0.01 per share, of the Company (the “Shares”), and the related preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-4 (the “Registration Statement”) pursuant to an Agreement and Plan of Merger, dated as December 14, 2006, by and between the Company and First Brandon Financial Corporation (the “Agreement”). In rendering the opinion set forth below, we do not express any opinion concerning law other than the laws of the State of Delaware.

We have examined originals or copies, certified or otherwise identified, of such documents, corporate records and other instruments, and have examined such matters of law, as we have deemed necessary or advisable for purposes of rendering the opinion set forth below. As to matters of fact, we have examined and relied upon the factual representations of the Company contained in the Registration Statement and, where we have deemed appropriate, representations or certificates of officers of the Company or public officials. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies. In making our examination of any documents, we have assumed that all parties, other than the Company, had the corporate power and authority to enter into and perform all obligations thereunder, and, as to such parties, we have also assumed the due authorization by all requisite action, the due execution and delivery of such documents, and the validity and binding effect and enforceability thereof.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued as contemplated in the Registration Statement and the Agreement, will be validly issued and outstanding, fully paid and non-assessable.

New Hampshire Thrift Bancshares, Inc.	Page 2.
March 20, 2007

In rendering the opinion set forth above, we have not passed upon and do not purport to pass upon the application of securities or “blue-sky” laws of any jurisdiction (except federal securities laws).

We are furnishing this opinion solely in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose.

We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our name in the Proxy Statement/Prospectus contained in the Registration Statement under the heading “Legal Opinions.”

Very truly yours,

THACHER PROFFITT & WOOD LLP

/s/ Thacher Proffitt & Wood LLP